UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

______________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: April 17, 2008
(Date of Earliest Event Reported)
______________

Osteologix, Inc.
(Exact name of registrant as specified in its charter)
______________

Delaware	333-112754	32-0104570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
425 Market Street, Suite 2200 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 955-2700

(Former name or former address, if changed since last report)

______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities.

On March 27, 2008, Osteologix, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with two investors named therein (the “Investors”). Pursuant to the Purchase Agreement, on April 17, 2008, the Company sold to the Investors an aggregate of 4,030,304 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and 2,015,152 common stock purchase warrants with an exercise price equal to $1.32 per share, subject to adjustment (the “Offering”) for an aggregate gross purchase price of approximately $5,320,000.

The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended (the “Act”), and Regulation D under the Act.

The shares and warrants sold and issued in connection with the Offering and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to accredited investors.

The Company engaged Punk, Zeigel & Co., (“Punk Zeigel”) as its exclusive placement agent in connection with the Offering. For its services, the Company issued to Punk Zeigel common stock purchase warrants for 15,000 shares of Common Stock upon the same terms as the purchase warrants issued to the Investors, as well as a cash fee and reimbursement for certain expenses.

Item 8.01     Other Events.

On April 17, 2008, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

Item 9.01     Financial Statements and Exhibits.

(d)        Exhibits

99.1      Press Release of Osteologix, Inc. dated April 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSTEOLOGIX, INC.

		By:	/s/ Philip J. Young
Philip J. Young
President and Chief Executive Officer

Date:	April 17, 2008